Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference of our name and our estimates of reserves contained in the Annual Report on Form 10-K of Rosetta Resources Inc. for the year ended December 31, 2009 and to the reference to our company under the heading “Experts” in the Registration Statement on Amendment No. 1 to Form S-4 and the related prospectus that is a part thereof of Rosetta Resources Inc. to be filed with the U.S. Securities and Exchange Commission on or about August 18, 2010.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E. 45270
President and Chief Operating Officer

Houston, Texas

August 18, 2010

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